Exhibit 99.1

InVivo Therapeutics Reports 2011 Financial Results, Provides Business Update

CAMBRIDGE, Mass. (March 15, 2012) – InVivo Therapeutics Holdings Corp. (OTC/BB: NVIV), a developer of groundbreaking technologies for the treatment of spinal cord injuries (SCI), today reported the financial results for the year ended December 31, 2011 and provided a business update.

InVivo has pioneered a new treatment that uses a biocompatible polymer-based scaffold to provide structural support to a damaged spinal cord in order to spare tissue from scarring while improving recovering and prognosis after a traumatic spinal cord injury. Today, there is no effective treatment for the spinal cord for paralysis caused by SCIs, and the market potential is estimated to be over $10 billion.

“2011 was a landmark year for InVivo, performing under budget for the sixth consecutive year. We made significant progress advancing the commercialization of our first product for SCI and expanding our product pipeline to the rest of the nervous system. We also laid the groundwork to have three product applications under review by FDA by the end of 2012”, said Frank Reynolds, InVivo’s Chief Executive Officer. “Our biopolymer scaffolding is poised to enter human clinical trials for SCI during the second half of 2012 and we expect to file two additional Investigational Device Exemptions for our hydrogel products to treat both SCI and chronic pain from peripheral nerve injuries. We’ve had a great start to 2012 by closing an oversubscribed $20 million public offering led by globally-recognized healthcare investment institutions and by adding key leadership to our senior management team.”

Recent Corporate Highlights

Biopolymer Scaffolding Scheduled to Enter Clinical Studies for SCI in 2012: InVivo expects to commence a pilot human clinical trial during the second half of 2012 pending approval of an Investigational Device Exemption (IDE) application by the FDA. The study will be an open label study and is designed to evaluate the safety and efficacy in ten SCI patients following treatment with the biopolymer scaffolding. This study follows promising pre-clinical studies completed in non-human primates. InVivo is the first to successfully demonstrate functional improvement in non-human primates that were paralyzed after a spinal cord injury model. Data from this study was published in the Journal of Neuroscience Methods and won the prestigious 2011 Apple Award from the American Spinal Injury Association recognizing excellence in SCI research.

IDE Submissions to be Filed with FDA for Injectable Hydrogel to Treat Peripheral Nerve Injuries and SCI: InVivo has commenced a preclinical study with Geisinger Health System to evaluate the Company’s injectable biocompatible hydrogel for the treatment of chronic pain caused by peripheral nerve compression. Approximately 3.2 million pain injections are performed annually to treat back, neck and leg pain caused by peripheral nerve compression. InVivo’s hydrogel is designed to time-release anti-inflammatory drugs for extended pain relief. The product addresses a $15 billion market for peripheral nerve injuries. InVivo expects to file two IDEs in the second half of 2012 for the use of the injectable hydrogel to treat peripheral nerve injuries and SCI.

Raised $23 Million of Equity Capital: In February 2012, InVivo completed a $20 million public offering led by a select group of institutional investors. The Company issued 9,523,810 shares of common stock at a price to the public of $2.10 per share. Net proceeds to InVivo were approximately $18.1 million. In December 2011, InVivo completed a private placement of common stock and warrants with an existing institutional investor that raised $2 million of net proceeds. In the fourth quarter of 2011, warrants with an exercise price of $1.40 per share were exercised providing $1 million of cash. InVivo has the potential to receive an additional $18.6 million from the exercise of warrants.

Key Additions to the Senior Management Team: InVivo announced the appointments of Edward Wirth III, MD, PhD, formerly of Geron, as its Chief Science Officer, Brian Hess, formerly of Stryker, as Director of Product Development, and Jonathan Slotkin, MD as Medical Director.

Opening New Corporate Headquarters including Manufacturing & Research Facilities: In December 2011, InVivo executed a multi-year lease for a 21,000 square foot facility at One Kendall Square in Cambridge, MA. The new facility will house corporate offices, lab space, a rodent vivarium and a cGMP clean room to meet the needs for the planned human clinical studies.

Financial Results

For the year ended December 31, 2011, the Company reported a net loss of $34,728,000, or $0.67 per diluted share, compared with a net loss of $7,911,000, or $0.24 per diluted share, for the year ended December 31, 2010. Included in net loss for the years ended December 31, 2011 and 2010 were non-cash derivative losses of $26,066,000, and $3,953,000, respectively, reflecting increases in the fair value of the derivative warrant liability. Exclusive of the non-cash derivative loss, the pro forma net loss for the year ended December 31, 2011 was $8,662,000, or $0.17 per diluted share, compared to $3,958,000, or $0.12 per diluted share for 2010. Total operating expenses for the year ended December 31, 2011 were $8,659,000 compared with $3,397,000 for the year ended December 31, 2010. Research and development expense for the year ended December 31, 2011 was $4,103,000, up from $1,673,000 in 2010 as the Company broadened its portfolio of products, added personnel and prepared to initiate a clinical trial. General and administrative expense for the year ended December 31, 2011 rose to $4,556,000 from $1,724,000 in 2010 as the Company made investments to expand infrastructure and incurred costs associated with public company practices.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is focused on utilizing polymers as a platform technology to develop treatments to improve function in individuals paralyzed as a result of traumatic spinal cord injury. The Company was founded in 2005 on the basis of proprietary technology co-invented by Robert Langer, ScD., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who is affiliated with Massachusetts General Hospital. In 2011, data from a Company study was published in the Journal of Neuroscience Methods and won the prestigious 2011 Apple Award from the American Spinal Injury Association recognizing excellence in SCI research. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to sell additional shares of common stock and warrants to purchase common stock, the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our Form 10-K and 10-Q’s and our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

(Tables to follow)

Contact

SS/PR

Lisa Kornblatt 847-415-9330

lkornblatt@sspr.com

InVivo Therapeutics Holdings Corp.

A Development Stage Company

Consolidated Balance Sheets

	December 31,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$4,363,712	$8,964,194
Restricted cash	547,883	—
Prepaid expenses	104,022	81,166

Total current assets	5,015,617	9,045,360

Property and equipment, net	520,482	280,181
Other assets	166,139	53,639

Total assets	$5,702,238	$9,379,180

LIABILITIES AND STOCKHOLDERS’ DEFICIT:

Current liabilities:
Accounts payable	$567,195	$336,945
Loan payable-current portion	50,578	—
Capital lease payable-current portion	30,724	—
Derivative warrant liability	35,473,230	10,647,190
Accrued expenses	618,369	247,547

Total current liabilities	36,740,096	11,231,682

Loan payable-less current portion	83,794	—
Capital lease payable-less current portion	38,042	—

Total liabilities	36,861,932	11,231,682

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.00001 par value, authorized 200,000,000 and 100,000,000 shares at December 31, 2011 and December 31, 2010, respectively; issued and outstanding 53,760,471 and 51,647,171 shares at December 31, 2011 and 2010, respectively	538	516
Additional paid-in capital	16,656,830	11,235,829
Deficit accumulated during the development stage	(47,817,062)	(13,088,847)

Total stockholders’ deficit	(31,159,694)	(1,852,502)

Total liabilities and stockholders’ deficit	$5,702,238	$9,379,180

InVivo Therapeutics Holdings Corp.

A Developmental Stage Company

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010

Operating expenses:
Research and development	$4,102,847	$1,673,202
General and administrative	4,555,872	1,724,102

Total operating expenses	8,658,719	3,397,304

Operating loss	(8,658,719)	(3,397,304)

Other income (expense):
Interest income	8,759	3,379
Interest expense	(12,676)	(564,443)
Derivatives losses	(26,065,579)	(3,952,582)

Other income (expense), net	(26,069,496)	(4,513,646)

Net loss	$(34,728,215)	$(7,910,950)

Net loss per share, basic and diluted	$(0.67)	$(0.24)

InVivo Therapeutics Holdings Corp.

A Developmental Stage Company

Pro Forma Results

InVivo is providing pro forma results as a complement to GAAP results. The pro forma net loss and pro forma diluted loss per share excludes the derivative loss which is a non-cash item. InVivo’s management believes this pro forma measurement helps to indicate underlying trends in the Company’s ongoing operations. The reconciliation between pro forma and reported loss per share for the years ended December 31, 2011 and 2010 is provided in the following table:

	Years Ended December 31,
	2011	2010

Pro forma net loss	$(8,662,636)	$(3,958,368)
Derivative loss	(26,065,579)	(3,952,582)

Reported GAAP net loss	$(34,728,215)	$(7,910,950)

Pro forma net loss per diluted share	$(0.17)	$(0.12)
Derivative loss per diluted share	(0.50)	(0.12)

Reported GAAP net loss per diluted share	$(0.67)	$(0.24)